Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 24, 2024

Board of Directors

Bluejay Diagnostics, Inc.

360 Massachusetts Avenue, Suite 203

Acton, MA 01720

To the addressee referred to above:

We are acting as counsel to Bluejay Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-280253) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of (i) up to 2,906,977 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Shares”), (ii) Prefunded Warrants to purchase up to an aggregate of 2,906,977 shares of Common Stock (the “Prefunded Warrants”), (iii) Class C Warrants to purchase up to an aggregate of 29,069,770 shares of Common Stock (the “Class C Warrants”), and (iv) Class D Warrants to purchase up to an aggregate of 11,627,908 shares of Common Stock (the “Class D Warrants,” and together with the Prefunded Warrants and the Class C Warrants, the “Warrants”). The Shares and the Warrants are to be sold pursuant to an Underwriting Agreement between the Company and Aegis Capital Corp. (the “Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, and as to the opinion expressed in paragraph (b) below, the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement and (ii) effectiveness of the Registration Statement:

(a)	upon (1) issuance of the Shares pursuant to the terms of the Agreement and (2) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof (the “Committee”), the Shares will be validly issued, fully paid, and nonassessable.

(b)	upon (1) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement and (2) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board or the Committee, the Warrants will constitute valid and binding obligations of the Company.

(c)	following (1) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement, (2) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board or the Committee, and (3) exercise of the Warrants pursuant to their terms, including receipt by the Company of the consideration for the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) specified therein, and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinion expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP